Core-Mark Announces Second Quarter 2019 Financial Results

•	Net Income Increased 60.9% to $17.7 Million; Adjusted EBITDA(1) Increased 26.2% to $53.5 Million

•	Diluted EPS Increased 58.3% to $0.38 Per Share

•	Gross Profit Increased 10.1% to $238.9 million

•	2019 Guidance Reaffirmed

•	Announced $0.11 Dividend Payable September 13, 2019

WESTLAKE, Texas - August 7, 2019 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2019.

“Our results in the second quarter reflect continued execution on our strategic priorities that drove strong same store sales growth in higher margin non-cigarettes, margin expansion from a favorable sales mix shift within the non-cigarette category and operating expense leverage,” said Scott E. McPherson, President and Chief Executive Officer. “Our results, both for the quarter and year-to-date, demonstrate our ability to drive earnings growth as we execute on multiple levers to grow sales, expand margins and leverage costs.”

Second Quarter Results

Net sales increased 2.7% to $4.3 billion compared to $4.2 billion for the same period in 2018, driven by growth in non-cigarette sales to existing customers and net market share gains. Non-cigarette sales increased 8.8% driven by a 7.5% increase in sales to existing customers and net market share gains. Non-cigarette sales increased to 34.7% of total net sales for the second quarter of 2019 compared to 32.7% of total net sales for the same period in 2018. Cigarette sales decreased 0.3% driven primarily by declines in carton sales to existing customers, partially offset by manufacturer price increases and net market share gains.

Gross profit increased 10.1% to $238.9 million compared to $216.9 million for the same period in 2018. The increase in gross profit was driven primarily by an increase in non-cigarette sales to existing customers, net market share gains and strong growth in alternative nicotine products, partially offset by a decline in cigarette cartons sold. Remaining gross profit, a non-GAAP financial measure, increased 10.1% to $242.5 million from $220.3 million.

Gross profit margin increased 38 basis points to 5.51% of total net sales from 5.13% for the same period in 2018. Remaining gross profit margin expanded 38 basis points to 5.59% from 5.21%. The increase in gross profit margin was driven primarily by an overall shift in sales mix towards higher margin non-cigarette products, growth in sales of higher margin alternative nicotine products, higher margins in the food category and the benefit of our strategic pricing initiative.

______________________________________
Note (1): See below for the “Reconciliation of Net Income to Adjusted EBITDA.”

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$238.9	5.5%	$216.9	5.1%	10.1%
Cigarette inventory holding gains	(3.8)	(0.1)%	(3.5)	(0.1)%
LIFO expense	7.4	0.2%	6.9	0.2%
Remaining gross profit (Non-GAAP)	$242.5	5.6%	$220.3	5.2%	10.1%

The Company’s operating expenses were $210.5 million compared to $198.6 million for the same period in 2018. The increase in operating expenses was driven primarily by higher distribution expenses and costs associated with the relocation of our corporate headquarters. Operating expenses as a percentage of remaining gross profit decreased to 86.8% compared to 90.1% for the second quarter of 2018 due primarily to the positive effects of the sales mix shift to higher margin non-cigarette products and efficiencies in warehouse operations.

Net income improved to $17.7 million compared to $11.0 million for the same period in 2018, a 60.9% increase. Adjusted EBITDA, a non-GAAP financial measure, increased 26.2% to $53.5 million compared to $42.4 million for the second quarter of 2018. The increases in net income and Adjusted EBITDA were due primarily to higher gross profit from the overall shift in sales mix to higher margin non-cigarette products and operating expense leverage.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2019	2018	% Change

Net income	$17.7	$11.0	60.9%
Interest expense, net(1)	3.2	3.4
Provision for income taxes	6.5	4.4
Depreciation and amortization	15.5	14.7
LIFO expense	7.4	6.9
Stock-based compensation expense	2.2	2.5
Foreign currency transaction losses (gains), net	1.0	(0.5)
Adjusted EBITDA (Non-GAAP)	$53.5	$42.4	26.2%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.38 compared to $0.24 for the second quarter of 2018. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.50 compared to $0.35 for the second quarter of 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

First Six Months of 2019

Net sales increased by 0.8% to $8.1 billion compared to $8.0 billion for the same period in 2018 due primarily to an increase in non-cigarette sales of 5.3%. This increase in non-cigarette sales was driven primarily by growth in sales to existing customers, led by the increasing popularity of alternative nicotine products. Non-cigarette sales increased to 34.5% of total net sales for the first quarter of 2019 compared to 33.0% of total net sales for the same period in 2018. Cigarette sales decreased 1.5% driven primarily by declines in carton sales which were partially offset by manufacturer price increases.

Gross profit increased 7.3% to $447.1 million from $416.7 million for the same period in 2018. The increase in gross profit was driven primarily by the growth in non-cigarette sales, including strong growth in alternative nicotine products. Remaining gross profit, a non-GAAP financial measure, increased 7.2% to $448.9 million from $418.9 million.

Gross profit margin increased 33 basis points to 5.52% of total net sales during the first six months of 2019 from 5.19% for the same period in 2018. Remaining gross profit margin improved by 33 basis points to 5.55% in the first half of 2019 from 5.22% for the same period in 2018 driven primarily by a shift in sales mix toward higher margin non-cigarette items, in addition to an increase in the overall margin for non-cigarette sales.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$447.1	5.5%	$416.7	5.2%	7.3%
Cigarette inventory holding gains	(12.6)	(0.2)%	(10.6)	(0.2)%
LIFO expense	14.4	0.2%	12.8	0.2%
Remaining gross profit (Non-GAAP)	$448.9	5.5%	$418.9	5.2%	7.2%

The Company’s operating expenses for the first six months of 2019 were $413.3 million compared to $396.8 million for the same period in 2018. The increase in operating expenses was due primarily to higher distribution and bad debt expenses, as well as costs associated with the relocation of our corporate headquarters. Operating expenses as a percentage of remaining gross profit, a non-GAAP measure, improved to 92.1% compared to 94.7% for the first six months of 2018 due to the shift in sales mix to higher margin non-cigarette products, warehouse productivity and general cost containment.

Net income was $19.0 million compared to $9.7 million for the same period in 2018, a 95.9% increase. Adjusted EBITDA, a non-GAAP financial measure, was $83.2 million compared to $66.7 million for the first six months of 2018, a 24.7% increase. The increases in net income and Adjusted EBITDA were due primarily to higher gross profit from a favorable sales mix shift toward higher margin non-cigarette products and operating expense leverage.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2019	2018	% Change

Net income	$19.0	$9.7	95.9%
Interest expense, net(1)	6.6	7.2
Provision for income taxes	7.0	3.9
Depreciation and amortization	30.9	29.6
LIFO expense	14.4	12.8
Stock-based compensation expense	4.1	4.4
Foreign currency transaction (losses) gains, net	1.2	(0.9)
Adjusted EBITDA (Non-GAAP)	$83.2	$66.7	24.7%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS was $0.41 for the first six months of 2019 compared to $0.21 for the same period in 2018. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.64 for the first six months of 2019 compared to $0.42 for the same period in 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Dividend

Core-Mark announced today that its Board of Directors has approved an $0.11 cash dividend per common share. The dividend is payable on September 13, 2019 to stockholders of record as of the close of business on August 22, 2019.

Guidance for 2019

The Company reaffirms guidance for the full year of 2019. Annual net sales for 2019 are expected to be between $16.8 billion and $17.0 billion. Diluted EPS for the year are estimated to be between $1.09 and $1.19 and Diluted EPS, excluding LIFO expense, in a range of $1.50 to $1.60. The Company expects Adjusted EBITDA to be between $176 million and $182 million. Key assumptions include $25.0 million in LIFO expense, a 25% tax rate and 46.0 million fully diluted shares outstanding. The Company’s financial outlook includes cigarette inventory holding gains of $19 million. Capital expenditures for 2019 are expected to be approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Wednesday, August 7, 2019 at 8:00 a.m. Central time during which management will review the results of the second quarter of 2019. The call may be accessed by dialing 1-800-588-4973 using the code 48871367. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 43,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, big box & supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2019” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2019 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is August 7, 2019, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$33.3	$27.3
Accounts receivable, net of allowance for doubtful accounts of $11.7 and $8.3 as of June 30, 2019 and December 31, 2018, respectively	480.2	403.5
Other receivables, net	107.5	89.4
Inventories, net	588.4	689.0
Deposits and prepayments	129.5	78.8
Total current assets	1,338.9	1,288.0
Property and equipment, net	228.8	229.0
Operating lease right-of-use assets	221.1	—
Goodwill	72.8	72.8
Other intangible assets, net	48.0	51.1
Other non-current assets, net	28.2	25.2
Total assets	$1,937.8	$1,666.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$263.2	$199.8
Book overdrafts	59.7	49.4
Cigarette and tobacco taxes payable	245.6	297.8
Operating lease liabilities	41.3	—
Accrued liabilities	141.5	134.0
Total current liabilities	751.3	681.0
Long-term debt	346.4	346.2
Deferred income taxes	26.9	27.1
Long-term operating lease liabilities	192.8	—
Other long-term liabilities	5.2	14.6
Claims liabilities	34.4	30.2
Total liabilities	1,357.0	1,099.1
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,693,634 and 52,524,853 shares issued; 45,872,486 and 45,703,705 shares outstanding at June 30, 2019 and December 31, 2018, respectively)	0.5	0.5
Additional paid-in capital	285.3	283.3
Treasury stock at cost (6,821,148 shares of common stock at each of June 30, 2019 and December 31, 2018, respectively)	(90.6)	(90.6)
Retained earnings	390.4	381.6
Accumulated other comprehensive loss	(4.8)	(7.8)
Total stockholders’ equity	580.8	567.0
Total liabilities and stockholders’ equity	$1,937.8	$1,666.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$4,339.0	$4,226.5	$8,093.1	$8,032.4
Cost of goods sold	4,100.1	4,009.6	7,646.0	7,615.7
Gross profit	238.9	216.9	447.1	416.7
Warehousing and distribution expenses	143.2	134.3	277.4	266.6
Selling, general and administrative expenses	64.6	61.7	130.5	125.1
Amortization of intangible assets	2.7	2.6	5.4	5.1
Total operating expenses	210.5	198.6	413.3	396.8
Income from operations	28.4	18.3	33.8	19.9
Interest expense, net	(3.2)	(3.4)	(6.6)	(7.2)
Foreign currency transaction (losses) gains, net	(1.0)	0.5	(1.2)	0.9
Income before income taxes	24.2	15.4	26.0	13.6
Provision for income taxes	(6.5)	(4.4)	(7.0)	(3.9)
Net income	$17.7	$11.0	$19.0	$9.7

Basic earnings per common share(1)	$0.39	$0.24	$0.41	$0.21

Diluted earnings per common share (1)	$0.38	$0.24	$0.41	$0.21

Basic weighted-average shares	45.9	46.0	45.9	46.1

Diluted weighted-average shares	46.1	46.1	46.1	46.2

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income	$19.0	$9.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	14.4	13.1
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	4.1	4.4
Bad debt expense, net	4.0	1.4
Loss on disposals	0.1	0.4
Depreciation and amortization	30.9	29.6
Foreign currency losses (gains), net	1.2	(0.9)
Deferred income taxes	(0.4)	0.6
Changes in operating assets and liabilities:
Accounts receivable, net	(79.3)	(27.4)
Other receivables, net	(17.8)	11.1
Inventories, net	89.6	167.6
Deposits, prepayments and other non-current assets	(54.5)	(46.7)
Accounts payable	62.4	55.0
Cigarette and tobacco taxes payable	(54.1)	(56.6)
Claims, accrued and other long-term liabilities	10.8	7.6
Net cash provided by operating activities	30.8	169.3
Cash flows from investing activities:
Additions to property and equipment, net	(9.2)	(9.2)
Capitalization of software and related development costs	(2.1)	(1.2)
Proceeds from sale of property and equipment, net	0.2	—
Net cash used in investing activities	(11.1)	(10.4)
Cash flows from financing activities:
Borrowings under revolving credit facility	861.2	867.5
Repayments under revolving credit facility	(870.5)	(1,015.7)
Payments on finance leases	(2.1)	(1.3)
Dividends paid	(10.2)	(9.3)
Repurchases of common stock	—	(7.5)
Tax withholdings related to net share settlements of restricted stock units	(2.1)	(1.4)
Increase in book overdrafts	10.3	0.1
Net cash used in financing activities	(13.4)	(167.6)
Effects of changes in foreign exchange rates	(0.3)	0.3
Change in cash and cash equivalents	6.0	(8.4)
Cash and cash equivalents, beginning of period	27.3	41.6
Cash and cash equivalents, end of period	$33.3	$33.2
Supplemental disclosures:
Cash (paid) received during the period for:
Income taxes, net	$(10.1)	$9.9
Interest	$(5.4)	$(5.9)
Non-cash transaction between accounts receivable and accrued liabilities	$—	$4.2
Non-cash transaction between other non-current assets and other long-term liabilities	$3.3	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2019 (a)(b)	2018 (a)(b)	% Change	2019 (a)(b)	2018 (a)(b)	% Change
Net income	$17.7	$11.0	60.9%	$19.0	$9.7	95.9%
Diluted shares	46.1	46.1		46.1	46.2
Diluted EPS	$0.38	$0.24	58.3%	$0.41	$0.21	95.2%
LIFO expense	0.12	0.11		0.23	0.21
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.50	$0.35	42.9%	$0.64	$0.42	52.4%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.06	$0.06		$0.20	$0.17
Headquarters relocation expenses(2)	(0.03)	—		(0.04)	—
Legacy bad debt expense(3)	—	—		(0.03)	—
Legal settlement & fees(4)	—	(0.02)		—	(0.02)
Foreign exchange (losses) gains(5)	(0.02)	0.01		(0.02)	0.02
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 26.5% for the three and six months ended June 30, 2019 versus 25.8% for the same periods in 2018.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.8 million and $12.6 million for the three and six months ended June 30, 2019 versus $3.5 million and $10.6 million for the three and six months ended June 30, 2018.

(2) Headquarters relocation expenses
In connection with the Company's headquarters relocation, the Company recognized expenses of $1.6 million and $2.4 million for the three and six months ended June 30, 2019.
(3) Legacy bad debt expense
For the six months ended June 30, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and are no longer deemed collectable.

(4) Legal settlement & fees
The Company recognized a legal settlement of $1.0 million during the three and six months ended June 30, 2018.
(5) Foreign exchange (losses) gains
Foreign exchange losses were $1.0 million and $1.2 million for the three and six months ended June 30, 2019 versus foreign exchange gains of $0.5 million and $0.9 million for the three and six months ended June 30, 2018.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Gross profit	$238.9	$216.9	$447.1	$416.7
Cigarette inventory holding gains	(3.8)	(3.5)	(12.6)	(10.6)
LIFO expense	7.4	6.9	14.4	12.8
Remaining gross profit (non-GAAP)	$242.5	$220.3	$448.9	$418.9

Warehousing and distribution expenses	$143.2	$134.3	$277.4	$266.6
Selling, general and administrative expenses	64.6	61.7	130.5	125.1
Amortization of intangible assets	2.7	2.6	5.4	5.1
Total operating expenses	$210.5	$198.6	$413.3	$396.8

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	59.1%	61.0%	61.8%	63.6%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	26.6%	28.0%	29.1%	29.9%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.1%	1.1%	1.2%	1.2%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	86.8%	90.1%	92.1%	94.7%
______________________________________________

(1)	Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.